EXHIBIT 99.1

The Reader's Digest Association, Inc.
Media: William Adler, (914) 244-7585  william.adler@rd.com
Investor Relations: Richard Clark, (914) 244-5425  richard.clark@rd.com


             READER'S DIGEST ASSOCIATION TO ACQUIRE ALLRECIPES.COM,
                  WORLD'S LARGEST ONLINE HOME COOKS COMMUNITY;
            RDA EXPANDS LEADING POSITION IN FOOD AND COOKING CATEGORY
                     AND EXTENDS ITS REACH VIA THE INTERNET

PLEASANTVILLE, N.Y., March 31, 2006 - The Reader's Digest Association, Inc. (NYSE: RDA) today announced an agreement to acquire Allrecipes.com, an online community food and cooking website that leverages an active and growing network of home cooks to generate revenue from advertising sponsorships and retail licensing. The purchase price is approximately $66 million, and the transaction will be funded using existing debt capacity. RDA expects to complete the acquisition in its fourth fiscal quarter ending June 30, 2006. The announcement was made by Eric Schrier, President and CEO of RDA.

           "We are thrilled that Allrecipes.com will become part of the Reader's Digest family of companies," Schrier said. "We own the world's largest food publishing franchise in Taste of Home, along with a fast-growing tapestry of other food and cooking activities. Our acquisition of Allrecipes.com will provide us with a valuable digital platform to further leverage our position as the country's leading food and cooking publisher. It will enable us to bring together online communities from the various RDA properties using the common platform of an industry-leading food and cooking affinity."

           Allrecipes.com was launched eight years ago as a place for home cooks to "meet" and share their favorite recipes. Since its launch, it has become the world's largest online community of home cooks - totaling more than 1.8 million registered members - making it America's favorite Web destination for everyday and holiday recipes. Each month the site attracts an average of 6 million unique visitors who collectively view more than 70 million page views; during peak holiday months, traffic spikes to more than 9 million unique visitors and 111 million page views. It also includes 30,000 of America's favorite recipes, which are created, tested and reviewed by participating home cooks.


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           "We are delighted to be joining forces with one of the world's marquee publishing and marketing companies," said Bill Moore, CEO of Allrecipes.com. "Our business is a natural fit with Reader's Digest as it is such a major player in the food and lifestyle categories. We expect to take advantage of powerful synergies and marketing opportunities, and we believe that this alliance will accelerate our growth both in the United States and abroad. Together, we have the potential to increase the scale of the Allrecipes.com audience, revenues and already high profit margins. And we have the content and technology to expand into other lifestyle affinities."

           Moore will report to Bonnie Bachar, RDA's President of U.S. Magazines in its RD North America segment. Bachar said the Allrecipes.com acquisition supports RDA's new strategy of deepening customer relationships built around affinities like food, and reaching new and existing customers through multiple channels.

           "As publisher of Taste of Home, the country's highest-circulation food magazine, as well as other magazines and books on food and cooking topics, we have been seeking additional platforms to leverage our content, and the Web is clearly our number one target for this expansion," Bachar said. "The acquisition of this small but fast-growing company supports our goal of strengthening RDA's portfolio with new properties that can contribute to long-term topline growth."

           For RDA, Allrecipes.com represents the company's first major Internet acquisition and continues an overall strategy of building direct marketing and advertising programs across multiple media platforms. The site will act as a portal for RDA's existing food websites, which support its magazine properties like Taste of Home and Light & Tasty. The Allrecipes.com advertising sales force will sell RDA digital advertising related to food, and RDA's cookbooks and magazines will be sold on the Allrecipes.com website.

           RDA's other food-related activities include Every Day with Rachael Ray, Taste of Home's cooking schools, an online Taste of Home recipe finder, and Taste of Home Entertaining, a new national party plan business that is being launched coast to coast in the United States this spring. In addition to its five food magazines, the company markets at retail dozens of magazine specials on food, diet, cooking and wellness. It also sells millions of cookbooks every year and created an international best-selling proprietary diet book and website, ChangeOne. Reader's Digest magazine is a major vehicle for food advertising, and the company expects to accelerate its online advertising growth in that category.


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           Michael S. Geltzeiler, Senior Vice President and Chief Financial
Officer of RDA, said, "The company anticipates that Allrecipes.com will contribute approximately $4 million of EBITDA in the first year, with an expected earnings-per-share impact of $(0.01) to neutral. The acquisition should not have a material impact on the company's other initiatives currently underway to enhance shareholder value, including its $100 million share repurchase program announced last year."

           Geltzeiler added, "The company intends to pursue additional debt capacity, most likely through the expansion of its revolver borrowings to provide greater flexibility and liquidity, although this will not be necessary to consummate this transaction. This acquisition is consistent with our continuing practice of monetizing non-productive assets and strategically balancing our portfolio with new assets that can actively contribute to profit and topline growth."

           Allrecipes.com, with more than 15 million annual visitors, is the world's largest test kitchen, offering a window into the habits of home cooks everywhere. The site is an indispensable resource for home cooks who are looking for trusted recipes, everyday and holiday meal ideas, practical cooking tips, and food advice. The company is based in Seattle.

           The Reader's Digest Association, Inc. is a global publisher and direct marketer of products that inform, entertain and inspire people of all ages and cultures around the world. The company had consolidated revenues for the fiscal year ended June 30, 2005, of $2.4 billion. Global headquarters are located at Pleasantville, New York. For more information, please visit www.rda.com.

           This release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual future results and occurrences to differ materially from the forward-looking statements. The Reader's Digest Association, Inc.'s filings with the Securities and Exchange Commission, including its reports on Forms 10-K, 10-Q and 8-K, contain a discussion of additional factors that could affect future results and occurrences. RDA does not undertake to update any forward-looking statements.


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